                                                                      Exhibit 21

               SUBSIDIARIES OF HEALTH BENEFITS DIRECT CORPORATION

Health Benefits Direct Corporation's ("Registrant") subsidiaries as of December
31, 2005, are listed below.

SUBSIDIARY                         OWNERSHIP                       JURISDICTION
----------                         ---------                       ------------

HBDC II, Inc.                      100% owned by Registrant        Delaware

Platinum Partners, LLC             100% owned by HBDC II, Inc.     Florida

Health Benefits Direct II, LLC     100% owned by HBDC II, Inc.     Florida

Health Benefits Direct III, LLC    100% owned by HBDC II, Inc.     Florida